Exhibit 99.1

For Immediate Release Media Relations Contact David Tovar 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports Q2 EPS of $1.18, at the top of guidance;

Company raises full-year EPS guidance;

Walmart U.S. delivers fourth consecutive quarter of positive comps

Q2 Highlights:

—

Wal-Mart Stores, Inc. (Walmart) reported second quarter diluted earnings per share from continuing operations of $1.18, at the top of our guidance of $1.13 to $1.18. This was an 8.3 percent increase from the $1.09 per share reported for the second quarter last year.

—	Walmart raised and narrowed full-year EPS guidance to a range of $4.83 to $4.93, from a previous range of $4.72 to $4.92.

—

Walmart U.S. comparable store sales rose 2.2 percent in the 13-week period ended July 27, with positive ticket and traffic. Walmart U.S. delivered its fourth consecutive quarter of positive comparable sales.

—	Sam’s Club comparable sales, without fuel, increased 4.2 percent for the same 13-week period.

—	Walmart International grew net sales 6.4 percent.

—

Consolidated net sales were $113.5 billion, a 4.5 percent increase over last year. Currency exchange rate fluctuations negatively impacted net sales by approximately $2.2 billion. Without the currency impact[1], net sales, which include acquisitions, would have been $115.7 billion.

—	The company leveraged operating expenses for the quarter.

—	Consolidated operating income was $6.7 billion, up 4.9 percent from last year. Operating income grew faster than sales.

—	Walmart had free cash flow[1] of $6.1 billion for the six months ended July 31.

—	The company returned $3.1 billion to shareholders through dividends and share repurchases.

—	Return on investment (ROI)[1] for the trailing 12 months ended July 31, 2012 was 18.1 percent.

BENTONVILLE, Ark., August 16, 2012 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter ended July 31, 2012. Net sales for the second quarter of fiscal 2013 were $113.5 billion, an increase of 4.5 percent from $108.6 billion in the second quarter last year. Net sales for this quarter included a negative currency exchange rate impact of approximately $2.2 billion. Without the currency impact, net sales would have been $115.7 billion. Membership and other income increased 4.7 percent to $762 million. Total revenue was $114.3 billion, an increase of 4.5 percent from last year.

[1]	See additional information at the end of this release regarding non-GAAP measures.

Income from continuing operations attributable to Walmart for the quarter was $4.0 billion, up 5.7 percent from the second quarter last year. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the second quarter of fiscal 2013 were $1.18. By comparison, last year’s reported EPS were $1.09. The company had several items last year that negatively impacted the second quarter by approximately $0.03 per share.

Strong earnings performance

“Walmart had a strong second quarter, and I’m pleased with the earnings and overall results,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “We had positive comp sales in Walmart U.S. and Sam’s Club, as well as each of our International markets, reinforcing that customers rely on Walmart to help them save money and live better.”

The company leveraged operating expenses for the second quarter, delivering on its commitment to reduce costs, improve productivity and invest in price.

“Our intense focus on delivering productivity initiatives and reducing costs allowed us to invest in lower prices for our customers and to deliver strong profitability for shareholders,” said Duke, who also highlighted the successful performance of the company’s three operating segments.

“I’m really pleased with the continued momentum in our Walmart U.S. stores, evidenced, in part, by three consecutive quarters of positive comp traffic and four straight quarters of positive comp sales,” Duke added. “The team is very focused on delivering broad assortment and price leadership. Walmart’s low prices drive greater customer loyalty.

“Sam’s Club had strong comp sales for the quarter. The quality and innovation behind merchandising and services are contributing to strong comps,” said Duke. “The result of Sam’s initiatives is greater value, which helps attract new members and strong renewals.

“We are also pleased with the sales and profitability of Walmart International,” Duke said. “Our goal is to achieve more balance between profitability and returns, and we will do that by improving operational and sales productivity.”

Duke also commented on the economic challenges facing customers.

“The paycheck cycle remains pronounced in the United States and in our International markets,” Duke said. “Given continuing economic pressures, we believe that our price leadership and value are growing in importance to customers across income levels.”

Returns

Walmart delivered free cash flow of $6.1 billion for the six months ended July 31, 2012, compared to $4.0 billion the previous year. Return on investment (ROI) for the trailing 12 months ended July 31, 2012 was 18.1 percent, compared to 18.4 percent for the prior period. The decline in ROI is attributable to higher levels of average working capital, capital expenditures and the impact of acquisitions.

“We remain committed to providing strong returns to our shareholders,” said Charles Holley, executive vice president and chief financial officer. “Walmart returned $3.1 billion to shareholders in the quarter, which included $1.3 billion in dividends and $1.8 billion in share repurchases.”

Company raises full-year EPS guidance

“We take a variety of factors including sales trends, the global economy and currency into account in providing our EPS guidance. We expect third quarter fiscal 2013 diluted earnings per share from continuing operations to range between $1.04 and $1.09. This compares to last year’s third quarter reported EPS of $0.97,” said Holley. “We are raising and narrowing the company’s full-year EPS guidance to a range of $4.83 to $4.93. Our previous range was $4.72 to $4.92. Last year’s full-year EPS was $4.54.”

Operating segment details and analysis

Net sales

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2012	2011	Percent Change	2012	2011	Percent Change

Walmart U.S.	$67.357	$64.893	3.8%	$133.698	$127.562	4.8%
Walmart International	32.016	30.099	6.4%	64.093	58.004	10.5%
Sam’s Club	14.161	13.646	3.8%	28.015	26.487	5.8%

Total Company	$113.534	$108.638	4.5%	$225.806	$212.053	6.5%

The following explanations provide additional context to the above table for the second quarter.

—	Constant currency[1] consolidated net sales would have increased by 4.7 percent to $113.8 billion during the second quarter.

—	Walmart International reported net sales of $32.0 billion for the quarter. On a constant currency[1] basis, net sales would have increased 7.2 percent to $32.3 billion.

—

Net sales for Sam’s Club, excluding fuel, were $12.5 billion, an increase of 4.6 percent from last year’s second quarter results. Sam’s membership and other income for the second quarter increased 4.6 percent over last year.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2012	2011	Percent Change	2012	2011	Percent Change

Walmart U.S.	$5.251	$4.989	5.3%	$10.284	$9.646	6.6%
Walmart International	1.484	1.408	5.4%	2.803	2.496	12.3%
Sam’s Club	0.536	0.487	10.1%	1.026	0.942	8.9%

The following explanations provide additional context to the above table for the second quarter.

—

Consolidated operating income, which includes unallocated other, was $6.7 billion, up 4.9 percent from last year. On a constant currency[1] basis, consolidated operating income would have risen 6.4 percent to $6.8 billion.

—	Walmart U.S. operating income grew 5.3 percent for the quarter, outpacing net sales growth of 3.8 percent for the same period.

[1]	See additional information at the end of this release regarding non-GAAP measures.

—

Walmart International’s reported operating income increased 5.4 percent to $1.5 billion for the quarter. Constant currency[1] operating income would have increased 11.9 percent to $1.6 billion for the second quarter. Currency exchange rate fluctuations negatively impacted operating income by approximately $110 million.

—	Sam’s Club operating income for the second quarter increased 10.1 percent. Excluding fuel, operating income for the second quarter increased 10.8 percent compared to the same period last year.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 26-week retail calendar periods ended July 27, 2012 and July 29, 2011, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	07/27/12	07/29/11	07/27/12	07/29/11	07/27/12	07/29/11

Walmart U.S.	2.2%	-0.9%	2.2%	-0.9%	0.0%	0.0%
Sam’s Club	4.2%	5.0%	3.4%	9.6%	-0.8%	4.6%

Total U.S.	2.5%	0.0%	2.4%	0.8%	-0.1%	0.8%

	Without Fuel		With Fuel		Fuel Impact
	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	07/27/12	07/29/11	07/27/12	07/29/11	07/27/12	07/29/11

Walmart U.S.	2.4%	-1.0%	2.4%	-1.0%	0.0%	0.0%
Sam’s Club	4.7%	4.6%	4.8%	9.1%	0.1%	4.5%

Total U.S.	2.8%	-0.2%	2.8%	0.6%	0.0%	0.8%

During the 13-week period, both comp ticket and traffic rose for Walmart U.S., and both grocery and general merchandise had positive comp sales.

“Our comp sales momentum continued through the second quarter, with July being one of our strongest months. All three geographic business units and all store formats had positive comp sales. Customers are responding to our continued focus on providing the right assortment at everyday low prices and are shopping the entire store,” said Bill Simon, Walmart U.S. president and chief executive officer. “We have a powerful strategy and I’m confident in our ability to deliver sustained strong financial performance.”

For the 4-5-4 period from July 28 through October 26, Walmart U.S. expects comparable store sales to range from 1.0 percent to 3.0 percent. The Walmart U.S. 13-week comp for last year’s third quarter rose 1.3 percent.

For Sam’s Club, comparable traffic and ticket, excluding fuel, increased for both Business and Advantage members for the 13-week period ended July 27.

“Sam’s Club had another impressive quarter, with positive comp sales from both Business and Advantage members. We believe that the improvements in our quality and overall merchandise offerings are key to driving these results,” said Rosalind Brewer, Sam’s Club president and chief executive officer. “Member engagement scores continue to achieve record levels, and we’re investing in price to deliver greater value to our members.”

[1]	See additional information at the end of this release regarding non-GAAP measures.

Sam’s Club expects comp sales, without fuel, for the current 13-week period to increase between 3.0 percent and 5.0 percent. Last year, Sam’s Club comp, without fuel, for the third quarter comparable 13-week period rose 5.7 percent.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on November 15, when the company reports third quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 10,351 retail units under 69 different banners in 27 countries. With fiscal year 2012 sales of $444 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902 or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Forward-looking statements

This release contains statements as to Walmart management’s forecasts of the company’s earnings per share for the fiscal quarter to end Oct. 31, 2012 and for the fiscal year to end Jan. 31, 2013 (and certain assumptions underlying such forecasts), management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Jul. 28, 2012 through Oct. 26, 2012, management’s goal to achieve more balance between profitability and returns and management’s expectation that it will do so by improving operational and sales productivity that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “based on,” “expect,” “expects,” “goal,” “guidance” and “will do that” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart’s business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart’s business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart’s supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart’s markets; changes in employment laws and regulations; the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the cost of construction materials; the availability of acceptable building sites for new stores, clubs and facilities; zoning, land use and other regulatory restrictions; adoption of or changes in tax and other laws and regulations that affect Walmart’s business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. We discuss our existing FCPA investigation and related matters in the filed portion of our May 17, 2012 Form 8-K, as well as in our Form 10-Q filed on June 1, 2012 and investors are referred to those SEC reports for information concerning those matters. The forward-looking statements made in this release are made only as of the date of this release, and Walmart undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended July 31,			Six Months Ended July 31,
(Amounts in millions except per share data)	2012	2011	Percent Change	2012	2011	Percent Change
Revenues:
Net sales	$113,534	$108,638	4.5%	$225,806	$212,053	6.5%
Membership and other income	762	728	4.7%	1,508	1,502	0.4%
Total Revenue	114,296	109,366	4.5%	227,314	213,555	6.4%

Cost of sales	85,657	81,770	4.8%	170,843	159,947	6.8%
Operating, selling, general and administrative expenses	21,941	21,213	3.4%	43,386	41,329	5.0%
Operating income	6,698	6,383	4.9%	13,085	12,279	6.6%

Interest:
Debt	487	525	-7.2%	990	1,016	-2.6%
Capital leases	68	75	-9.3%	138	146	-5.5%
Interest income	(50)	(22)	127.3%	(88)	(66)	33.3%
Interest, net	505	578	-12.6%	1,040	1,096	-5.1%

Income from continuing operations before income taxes	6,193	5,805	6.7%	12,045	11,183	7.7%

Provision for income taxes	2,032	1,868	8.8%	3,990	3,668	8.8%
Income from continuing operations	4,161	3,937	5.7%	8,055	7,515	7.2%
Loss from discontinued operations, net of tax	-	-	0.0%	-	(28)	-100.0%
Consolidated net income	4,161	3,937	5.7%	8,055	7,487	7.6%
Less consolidated net income attributable to noncontrolling interest	(145)	(136)	6.6%	(297)	(287)	3.5%
Consolidated net income attributable to Walmart	$4,016	$3,801	5.7%	$7,758	$7,200	7.8%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$4,161	$3,937	5.7%	$8,055	$7,515	7.2%
Less consolidated net income attributable to noncontrolling interest	(145)	(136)	6.6%	(297)	(287)	3.5%
Income from continuing operations attributable to Walmart	$4,016	$3,801	5.7%	$7,758	$7,228	7.3%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.19	$1.09	9.2%	$2.28	$2.07	10.1%
Basic income per common share from discontinued operations attributable to Walmart	-	-	-	-	-	-
Basic net income per common share attributable to Walmart	$1.19	$1.09	9.2%	$2.28	$2.07	10.1%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.18	$1.09	8.3%	$2.27	$2.06	10.2%
Diluted income per common share from discontinued operations attributable to Walmart	-	-	-	-	-	-
Diluted net income per common share attributable to Walmart	$1.18	$1.09	8.3%	$2.27	$2.06	10.2%

Weighted-average number of common shares:
Basic	3,384	3,472		3,396	3,486
Diluted	3,398	3,485		3,411	3,501

Dividends declared per common share	$-	$-		$1.59	$1.46

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	July 31,	January 31,	July 31,
(Amounts in millions)	2012	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$7,935	$6,550	$8,102
Receivables, net	5,365	5,937	5,265
Inventories	40,558	40,714	38,867
Prepaid expenses and other	2,319	1,685	3,308
Current assets of discontinued operations	82	89	88
Total current assets	56,259	54,975	55,630

Property and equipment:
Property and equipment	159,919	155,002	153,985
Less accumulated depreciation	(48,961)	(45,399)	(45,256)
Property and equipment, net	110,958	109,603	108,729

Property under capital leases:
Property under capital leases	5,859	5,936	6,102
Less accumulated amortization	(3,170)	(3,215)	(3,241)
Property under capital leases, net	2,689	2,721	2,861

Goodwill	20,081	20,651	21,532
Other assets and deferred charges	5,674	5,456	5,120
Total assets	$195,661	$193,406	$193,872

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$6,091	$4,047	$6,435
Accounts payable	36,067	36,608	34,917
Dividends payable	2,717	-	2,556
Accrued liabilities	17,753	18,154	17,815
Accrued income taxes	1,308	1,164	898
Long-term debt due within one year	4,029	1,975	1,787
Obligations under capital leases due within one year	326	326	404
Current liabilities of discontinued operations	24	26	28
Total current liabilities	68,315	62,300	64,840

Long-term debt	41,202	44,070	45,238
Long-term obligations under capital leases	2,975	3,009	3,214
Deferred income taxes and other	8,028	7,862	7,304
Redeemable noncontrolling interest	440	404	428

Commitments and contingencies

Equity:
Common stock	338	342	346
Capital in excess of par value	3,739	3,692	3,530
Retained earnings	67,732	68,691	62,779
Accumulated other comprehensive income (loss)	(1,531)	(1,410)	1,286
Total Walmart shareholders’ equity	70,278	71,315	67,941
Noncontrolling interest	4,423	4,446	4,907
Total equity	74,701	75,761	72,848
Total liabilities and equity	$195,661	$193,406	$193,872

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Six Months Ended
	July 31,
(Amounts in millions)	2012	2011
Cash flows from operating activities:
Consolidated net income	$8,055	$7,487
Loss from discontinued operations, net of tax	-	28
Income from continuing operations	8,055	7,515
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,233	4,027
Deferred income taxes	(159)	481
Other	(404)	(205)
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	628	319
Inventories	237	(1,006)
Accounts payable	(685)	(453)
Accrued liabilities	(456)	(1,673)
Accrued taxes	146	703
Net cash provided by operating activities	11,595	9,708

Cash flows from investing activities:
Payments for property and equipment	(5,522)	(5,671)
Proceeds from disposal of property and equipment	158	112
Investments and business acquisitions, net of cash acquired	(134)	(3,501)
Other investing activities	(200)	168
Net cash used in investing activities	(5,698)	(8,892)

Cash flows from financing activities:
Net change in short-term borrowings	2,061	5,336
Proceeds from issuance of long-term debt	150	4,949
Payment of long-term debt	(589)	(3,895)
Dividends paid	(2,698)	(2,541)
Purchase of Company stock	(3,429)	(3,540)
Other financing activities	(273)	(515)
Net cash used in financing activities	(4,778)	(206)

Effect of exchange rates on cash and cash equivalents	266	97
Net increase in cash and cash equivalents	1,385	707
Cash and cash equivalents at beginning of year	6,550	7,395
Cash and cash equivalents at end of period	$7,935	$8,102

Reconciliations of and Other Information Regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $6.1 billion and $4.0 billion for the six-months ended July 31, 2012 and 2011, respectively.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	For the Six Months Ended July 31,
(Amounts in millions)	2012	2011

Net cash provided by operating activities	$11,595	$9,708
Payments for property and equipment	(5,522)	(5,671)
Free cash flow	$6,073	$4,037

Net cash used in investing activities	$(5,698)	$(8,892)

Net cash used in financing activities	$(4,778)	$(206)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time, as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.1 percent and 18.4 percent for the trailing 12 months ended July 31, 2012 and 2011, respectively. The decline in ROI is attributable to higher levels of average working capital, capital expenditures and the impact of acquisitions.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing 12 months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

Wal-Mart Stores, Inc.

Return on Investment Calculation

	For the Trailing Twelve Months Ended, July 31,
(Dollar amounts in millions)	2012	2011
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$27,364	$25,894
+ Interest income	185	159
+ Depreciation and amortization	8,336	7,920
+ Rent	2,570	2,110
= Adjusted operating income	$38,455	$36,083

Denominator

Average total assets of continuing operations(1)	$194,682	$185,299
+ Average accumulated depreciation and amortization(1)	50,314	46,263
- Average accounts payable(1)	35,492	34,435
- Average accrued liabilities(1)	17,784	17,681
+ Rent * 8	20,560	16,880
= Average invested capital	$212,280	$196,326

Return on investment (ROI)	18.1%	18.4%

CALCULATION OF RETURN ON ASSETS

Numerator
Income from continuing operations	$16,994	$16,283

Denominator

Average total assets of continuing operations(1)	$194,682	$185,299

Return on assets (ROA)	8.7%	8.8%

	As of July 31,
Certain Balance Sheet Data	2012	2011	2010

Total assets of continuing operations(2)	$195,579	$193,784	$176,813
Accumulated depreciation and amortization	52,131	48,497	44,029
Accounts payable	36,067	34,917	33,953
Accrued liabilities	17,753	17,815	17,547

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of July 31, 2012, 2011 and 2010 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $82 million, $88 million and $131 million, respectively.

Constant Currency

In discussing our operating results, we sometimes refer to the impact of changes in currency exchange rates that we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, we are referring to our operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better our underlying performance without the effects of currency exchange rate fluctuations or acquisitions.

The table below reflects the calculation of constant currency for net sales and operating income for the 3 months ended July 31, 2012.

	Three Months Ended July 31, 2012
	International		Consolidated
	2012	Percent Change	2012	Percent Change

(Amounts in millions)
Net sales
As reported	$32,016	6.4%	$113,534	4.5%
Currency exchange rate fluctuations	2,175		2,175

	34,191		115,709
Net sales from acquisitions	(1,927)		(1,927)

Constant currency net sales	$32,264	7.2%	$113,782	4.7%

Operating income
As reported	$1,484	5.4%	$6,698	4.9%
Currency exchange rate fluctuations	110		110

	1,594		6,808
Operating income from acquisitions	(19)		(19)

Constant currency operating income	$1,575	11.9%	$6,789	6.4%

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